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                                                                   EXHIBIT 10.26

                               December 15, 2000

Todd Hinders

Dear Todd,

     On behalf of Loudeye Technologies, Inc., a Delaware corporation (the "Company"), I am pleased to offer you the position of Vice President of Sales of the Company. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

          1.  Position.

               a. You will become the Vice President of North American Sales of the Company, working out of the Company's office in Seattle, Washingto. You will report to the Company's CEO.

               b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

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          2.  Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on December 11, 2000.

          3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of you identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

          4.  Compensation.

               a. Base Salary. You will be paid a monthly salary of $10,833.33, which is equivalent to $130,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

               b. Annual Review. Your base salary will be reviewed in March as part of the Company's normal salary review process.

               c. Bonus. You will receive a commission bonus of approximately $25,000.00 per quarter ($100,000.00 annually), the structure of which to be determined by you and the Company's CEO.

          5. Stock Options. You will be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company. Your initial grant amount will be a total of 200,000 Nonqualified Stock Options, with 100,000 shares with a grant date of November 21, 2000, and the remaining 100,000 shares will be granted in January, 2001. Each of the options shall have a ten-year term and shall be exercisable at the rate of 12.5% of the shares quarterly on each three month anniversary of the Vesting Commencement Date, (which shall be November 21, 2000), for so long as you remain an employee of or consultant to the Company; provided, however, if the Company experiences a change in control vesting will accelerate with respect to 25% of the total number of outstanding options upon consummation of the Change of Control. If you are terminated within twelve months after a change in control vesting will accelerate with respect to 100% of these options. If the Change of Control occurs within the first two years of employment, the percentage of the outstanding options that would be vested upon consummation of the Change of Control shall not be less than 50%.

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          5.  Benefits.

               a. Insurance Benefits. The Company will provide you with standard medical and optional dental and vision insurance benefits. You will be eligible to purchase coverage for your dependents under the Company's medical, dental, and vision insurance program. The Company will subsidize 100% of these premiums. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard for of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

          6. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

          7. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

          8. Severance Agreement. If your employment is terminated by the Company or its successor for any reason other than cause, as determined by the Company's Board of Directors, you will be entitled to receive continuation of your base salary and insurance benefits for six months following the date of termination of your employment.

          9. At-Will Employment. Notwithstanding the Company's obligation described in Section 8 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

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     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Inventions Agreement. This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

                                       Very truly yours,

                                       LOUDEYE TECHNOLOGIES

                                       /s/ Tiffany Baird

                                       Tiffany Baird
                                       Minister of the People

ACCEPTED AND AGREED:

Todd Hinders

/s/ Todd Hinders
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Signature

12/15/00
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Date

Enclosure:  Proprietary Information and Inventions Agreement